The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 22, 2022

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated February , 2022 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM
Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated due
February 23, 2024
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each of the common stock of QUALCOMM Incorporated, the common stock of Broadcom Inc. and the common stock of Texas Instruments Incorporated (the “Reference Stocks”) or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to 70.00% of its Stock Strike Price, which we refer to as an Interest Barrier. Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the first and final Review Dates) is greater than or equal to its Stock Strike Price. The earliest date on which an automatic call may be initiated is August 18, 2022.
•	The payment at maturity is not linked to a basket composed of the Reference Stocks. The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Stocks:	The common stock of QUALCOMM Incorporated, par value $0.0001 per share (Bloomberg ticker: QCOM UW), the common stock of Broadcom Inc., par value $0.001 per share (Bloomberg ticker: AVGO UW) and the common stock of Texas Instruments Incorporated, par value $1.00 per share (Bloomberg ticker: TXN UW) (each, a “Reference Stock,” and collectively, the “Reference Stocks”). We refer to QUALCOMM Incorporated as “QUALCOMM”, Broadcom Inc. as “Broadcom” and Texas Instruments Incorporated as “Texas Instruments”.
Contingent Interest Payments:

If the notes have not been automatically called and (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock on that Review Date or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $45.00*, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Reference Stock or Final Stock Price of each Reference Stock, as applicable, on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier.
You will not receive any unpaid Contingent Interest Payments if the closing price of one share of any of the Reference Stocks or the Final Stock Price, as applicable, of any Reference Stock on each subsequent Review Date is less than its Interest Barrier.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $45.00 per $1,000 principal amount note.

Interest Barrier / Trigger Level:

For each Reference Stock, an amount that represents 70.00% of the Stock Strike Price which is:

$117.348, with respect to QUALCOMM;

$405.993, with respect to Broadcom; and

$116.718, with respect to Texas Instruments.

Automatic Call:	If, with respect to any Review Date (other than the first and final Review Dates), the closing price of one share of each Reference Stock is greater than or equal to its Stock Strike Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates.
If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Stock Strike Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Least Performing Stock Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30.00% of the principal amount of your notes at maturity and could lose all of the principal amount of your notes at maturity.
Trigger Event:	A Trigger Event occurs if the Final Stock Price (i.e., the arithmetic average of the closing prices on the Ending Averaging Dates) of any Reference Stock is less than its Trigger Level.
Stock Return:	(Final Stock Price – Stock Strike Price) Stock Strike Price
Stock Strike Price:

For each Reference Stock, the closing price of one share of such Reference Stock on the Strike Date which is:

$167.64 with respect to QUALCOMM;

$579.99 with respect to Broadcom; and

$166.74 with respect to Texas Instruments.

The Stock Strike Prices are not determined by reference to the closing price of one share of any Reference Stock on the Pricing Date.

Final Stock Price:	With respect to each Reference Stock, the arithmetic average of the closing prices of that Reference Stock on the Ending Averaging Dates
CUSIP:	48133DGE4
Other Key Terms:	See “Additional Key Terms” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $958.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $940.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Strike Date:	February 18, 2022
Pricing Date:	On or about February 22, 2022
Original Issue Date:	On or about February 25, 2022 (Settlement Date)
Review Dates†:	May 18, 2022, August 18, 2022, November 18, 2022, February 21, 2023, May 18, 2023, August 18, 2023, November 20, 2023 and February 20, 2024 (final Review Date)
Ending Averaging Dates†:	February 13, 2024, February 14, 2024, February 15, 2024, February 16, 2024 and the final Review Date
Interest Payment Dates†:	May 23, 2022, August 23, 2022, November 23, 2022, February 24, 2023, May 23, 2023, August 23, 2023, November 24, 2023 and the Maturity Date
Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the first and final Review Dates), the first Interest Payment Date immediately following that Review Date
Maturity Date†:	February 23, 2023
Stock Adjustment Factor:	The Stock Adjustment Factor with respect to each Reference Stock is referenced in determining the closing price of one share of such Reference Stock and is set initially at 1.0 on the Strike Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the relevant Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Least Performing Reference Stock:	The Reference Stock with the Least Performing Stock Return
Least Performing Stock Return:	The lowest of the Stock Returns of the Reference Stocks
†	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Reference Stock?

If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $45.00 plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $45.00 per $1,000 principal amount note. If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. We refer to the Interest Payment Date immediately following any Review Date on which the closing price of one share of each Reference Stock or Final Stock Price, as applicable, is less than its Interest Barrier, and for which no Contingent Interest Payment subsequently becomes payable on any later Interest Payment Date, as a “No-Coupon Date.” The following table assumes a Contingent Interest Payment of $45.00 per $1,000 principal amount note and illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$360.00
1 No-Coupon Date	$315.00
2 No-Coupon Dates	$270.00
3 No-Coupon Dates	$225.00
4 No-Coupon Dates	$180.00
5 No-Coupon Dates	$135.00
6 No-Coupon Dates	$90.00
7 No-Coupon Dates	$45.00
8 No-Coupon Dates	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the Least Performing Reference Stock is the common stock of QUALCOMM and that the closing prices of each of the other Reference Stocks on each Review Date is greater than or equal to its Stock Strike Price (and therefore its Interest Barrier and Trigger Level). We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of any Reference Stock will be on any Review Date. In addition, the following table and examples assume a Stock Strike Price for the Least Performing Reference Stock of $110, an Interest Barrier and a Trigger Level for the Least Performing Reference Stock of $77.00 (equal to 70.00% of the hypothetical Stock Strike Price for the Least Performing Reference Stock) and a Contingent Interest Payment of $45.00. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $45.00 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		First Review Date	Review Dates Other than the First and Final Review Dates	Final Review Date
Closing Price of the Least Performing Reference Stock	Least Performing Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Final Stock Price of Least Performing Reference Stock (3)	Least Performing Reference Stock Appreciation / Depreciation at Final Review Date	Payment at Maturity If a Trigger Event Has Not Occurred (2)(4)	Payment at Maturity If a Trigger Event Has Occurred (4)
$198.00	80.00%	$45.00	$1,045.00	$198.00	80.00%	$1,045.00	N/A
$187.00	70.00%	$45.00	$1,045.00	$187.00	70.00%	$1,045.00	N/A
$176.00	60.00%	$45.00	$1,045.00	$176.00	60.00%	$1,045.00	N/A
$165.00	50.00%	$45.00	$1,045.00	$165.00	50.00%	$1,045.00	N/A
$154.00	40.00%	$45.00	$1,045.00	$154.00	40.00%	$1,045.00	N/A
$143.00	30.00%	$45.00	$1,045.00	$143.00	30.00%	$1,045.00	N/A
$132.00	20.00%	$45.00	$1,045.00	$132.00	20.00%	$1,045.00	N/A
$121.00	10.00%	$45.00	$1,045.00	$121.00	10.00%	$1,045.00	N/A
$115.50	5.00%	$45.00	$1,045.00	$115.50	5.00%	$1,045.00	N/A

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

$110.00	0.00%	$45.00	$1,045.00	$110.00	0.00%	$1,045.00	N/A
$104.50	-5.00%	$45.00	$45.00	$104.50	-5.00%	$1,045.00	N/A
$99.00	-10.00%	$45.00	$45.00	$99.00	-10.00%	$1,045.00	N/A
$88.00	-20.00%	$45.00	$45.00	$88.00	-20.00%	$1,045.00	N/A
$77.00	-30.00%	$45.00	$45.00	$77.00	-30.00%	$1,045.00	N/A
$76.99	-30.01%	N/A	N/A	$76.99	-30.01%	N/A	$699.90
$66.00	-40.00%	N/A	N/A	$66.00	-40.00%	N/A	$600.00
$55.00	-50.00%	N/A	N/A	$55.00	-50.00%	N/A	$500.00
$44.00	-60.00%	N/A	N/A	$44.00	-60.00%	N/A	$400.00
$33.00	-70.00%	N/A	N/A	$33.00	-70.00%	N/A	$300.00
$22.00	-80.00%	N/A	N/A	$22.00	-80.00%	N/A	$200.00
$11.00	-90.00%	N/A	N/A	$11.00	-90.00%	N/A	$100.00
$0.00	-100.00%	N/A	N/A	$0.00	-100.00%	N/A	$0.00

(1) The notes will be automatically called if the closing price of each Reference Stock on any Review Date (other than the first and final Review Dates) is greater than or equal to its Stock Strike Price. If the closing price of each Reference Stock on the first Review Date is greater than or equal to its Interest Barrier, you will receive a Contingent Interest Payment on the first Interest Payment Date but the notes will not be automatically called even if the closing price of each Reference Stock on the first Review Date is equal to or greater than its Stock Strike Price.

(2) You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of each Reference Stock on that Review Date (in the case of any Review Date other than the final Review Date) or the Final Stock Price of each Reference Stock (in the case of the final Review Date) is greater than or equal to its Interest Barrier plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

(3) With respect to each Reference Stock, the Final Stock Price is equal to the arithmetic average of the closing price of one share of the Reference Stock on the Ending Averaging Dates.

(4) A Trigger Event occurs if the Final Stock Price (i.e., with respect to each Reference Stock, the arithmetic average of the closing prices of that Reference Stock on the Ending Averaging Dates) of any Reference Stock is less than its Trigger Price.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $110.00 to a closing price of $125.00 on the first Review Date and a closing price of $132.00 on the second Review Date. Because the closing price of one share of the Least Performing Reference Stock on the first Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with that Review Date. The Notes are not subject to automatic call on the first Review Date. Because the closing price of the Least Performing Reference Stock on the second Review Date is greater than its Stock Strike Price, the investor is entitled to receive a Contingent Interest Payment in connection with that Review Date. In addition, the notes are automatically called on the second Review Date because the closing price of the Least Performing Reference Stock is greater than its Stock Strike Price. Accordingly, the investor receives a payment of $45.00 on the Interest Payment Date following the first Review Date and a payment of $1,045.00 per $1,000 principal amount note on the Call Settlement Date in connection with the second Review Date, consisting of a Contingent Interest Payment of $45.00 and repayment of principal equal to $1,000.00 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,090.00 per $1,000 principal amount note. No further payments will be made on the notes.

Example 2: A Contingent Interest Payment is not paid in connection with the first Review Date but is paid in connection with the second Review Date, the closing price of one share of the Least Performing Reference Stock is less than its Stock Strike Price of $110.00 on each of the Review Dates preceding the third Review Date and the price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $110.00 to a closing price of $132.00 on the third Review Date. The investor receives a payment of $90.00 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date), but the notes are not automatically called on the second Review Date because the closing price of one share of the Least Performing Reference Stock is less than its Stock Strike Price. Because the closing price of one share of the Least Performing Reference Stock on the third Review Date is greater than its Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the third Review Date. In addition, because the closing price of one share of the Least Performing Reference Stock on the third Review Date is greater than its Stock Strike Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,045.00 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $45.00 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,135.00 per $1,000 principal amount note. No further payments will be made on the notes.

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Least Performing Reference Stock increases from its Stock Strike Price of $110.00 to a Final Stock Price of $132.00 — A Trigger Event has not occurred. The investor receives a payment of $45.00 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, the investor receives at maturity a payment of $1,045.00 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $45.00 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,360.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, a Contingent Interest Payment is paid in connection with the second Review Date but not paid in connection with the first or third through seventh Review Dates and the price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $110.00 to a Final Stock Price of $77.00 — A Trigger Event has not occurred. The investor receives a payment of $90.00 per $1,000 principal amount note in connection with the second Review Date (reflecting the Contingent Interest Payment for the second Review Date and the unpaid Contingent Interest Payment for the first Review Date). Because the notes are not automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Stock Price of the Least Performing Reference Stock is less than its Stock Strike Price, the investor receives at maturity a payment of $1,270.00 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $270.00 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payment for the third through seventh Review Dates) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,360.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $110.00 to a Final Stock Price of $44.00 — A Trigger Event has occurred. The investor receives a payment of $45.00 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes are not automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Stock Return is -60.00%, the investor receives at maturity a payment of $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The total value of the payments on the notes over the term of the notes is $715.000 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the price of one share of the Least Performing Reference Stock decreases from its Stock Strike Price of $110.00 to a Final Stock Price of $33.00 — A Trigger Event has occurred. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, a Trigger Event has occurred and the Least Performing Stock Return is -70.00%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70.00%) = $300.00

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $45.00* per $1,000 principal amount note. If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If the notes have not been automatically called and, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of each Reference Stock or the Final Stock

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

Price, as applicable, on each subsequent Review Date is less than its Interest Barrier.  If the closing price of one share of each Reference Stock or its Final Stock Price, as applicable, on each Review Date is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $45.00 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on any Review Date (other than the first and final Review Dates) is greater than or equal to its Stock Strike Price, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. Even in cases where the notes are called prior to maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if a Trigger Event has not occurred. However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 30.00% of your principal amount at maturity and could lose up to the entire principal amount of your notes at maturity.
•	RETURN DEPENDENT ON THE LEAST PERFORMING OF THE REFERENCE STOCKS — The return on the notes is linked to Least Performing Reference Stock, which will be one of the common stock of QUALCOMM, the common stock of Broadcom or the common stock of Texas Instruments. For additional information see “The Reference Stocks” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

an index, a “Qualified Index”).  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the individual Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Stock Strike Price. Accordingly, under these circumstances, you will lose more than 30.00% of your principal amount at maturity and could lose all of the principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each Reference Stock. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been automatically called and if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is greater than or equal to its Interest Barrier, we will make a Contingent Interest Payment with respect to that Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates). If, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of any Reference Stock or its Final Stock Price, as applicable, on each subsequent Review Date is less than its Interest Barrier. Accordingly, if, (1) with respect to any Review Date (other than the final Review Date), the closing price of one share of each Reference Stock or, (2) with respect to the final Review Date, the Final Stock Price of each Reference Stock is less than its Interest Barrier, you will not receive any Contingent Interest Payments over the term of the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments

JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately six months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in any Reference Stock, such as voting rights or dividend payments. In addition, no issuer of any Reference Stock will have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of any Reference Stock and the notes.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF ANY REFERENCE STOCK— The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the notes.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks. If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to each of the Reference Stocks. The performance of the Reference Stocks may not be correlated. Poor performance by any of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock. Accordingly, your investment is subject to the risk of decline in the price of each Reference Stock.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price of any Reference Stock is less than its Trigger Level and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Least Performing Reference Stock from its Stock Strike Price to its Final Stock Price.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Least Performing Reference Stock, you will not benefit from the performance of any other Reference Stock. Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of any other Reference Stock is greater than or equal to its Stock Strike Price.
•	VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the Strike Date and the Pricing Date that the closing price of one share of that Reference Stock on a Review Date (other than the final Review Date) or the Final Stock Price, as applicable, could be below its Interest Barrier on any Review Date or below the Trigger Level on the Final Review Date. The Reference Stock’s volatility, however, can change significantly over the term of the notes. The price of one share of each Reference Stock could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Contingent Interest Payments or a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stocks, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Reference Stocks.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and its issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

QUALCOMM Incorporated

According to its publicly available filings with the SEC, QUALCOMM is in the development and commercialization of foundational technologies for the wireless industry. The common stock of QUALCOMM, par value $0.0001 per share (Bloomberg ticker: QCOM UW), is registered under the Exchange Act, and is listed on the Nasdaq Stock Market, which we refer to as the relevant exchange for purposes of QUALCOMM in the accompanying product supplement. Information provided to or filed with the SEC by QUALCOMM pursuant to the Exchange Act can be located by reference to SEC file number 0-19528.

Broadcom Inc.

According to its publicly available filings with the SEC, Broadcom is a technology company that designs, develops and supplies a broad range of semiconductor and infrastructure software solutions. The common stock of Broadcom, par value $0.001 per share (Bloomberg ticker: AVGO UW), is registered under the Exchange Act, and is listed on the NASDAQ Global Select Market, which we refer to as the relevant exchange for purposes of Broadcom in the accompanying product supplement. Information provided to or filed with the SEC by Broadcom pursuant to the Exchange Act can be located by reference to SEC file number 001-38449.

Texas Instruments Incorporated

According to its publicly available filings with the SEC, Texas Instruments Incorporated designs and makes semiconductors that they sell to electronics designers and manufacturers all over the world. The common stock of Texas Instruments, par value $1.00 per share (Bloomberg ticker: TXN UW), is registered under the Exchange Act, and is listed on the Nasdaq Global Select Market, which we refer to as the relevant exchange for purposes of Texas Instruments in the accompanying product supplement. Information provided to or filed with the SEC by Texas Instruments pursuant to the Exchange Act can be located by reference to SEC file number 001-03761.

Historical Information

The following graphs show the historical weekly performance of the common stock of QUALCOMM, the common stock of Broadcom and the common stock of Texas Instruments from January 6, 2017 through February 18, 2022, The closing price of one share of the common stock of QUALCOMM on February 18, 2022 was $167.64. The closing price of one share of the common stock of Broadcom on February 18, 2022 was $579.99. The closing price of one share of the common stock of Texas Instruments on February 18, 2022 was $166.74.

We obtained the various closing prices of one share of each Reference Stock above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stocks on the Strike Date, the Pricing Date, any Ending Averaging Date or any Review Date, including the final Review Date. There can be no assurance that the performance of any Reference Stock will result in the return of any of your principal amount at maturity or the payment of any interest.

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

Historical Performance of QUALCOMM Incorporated
Price ($)
200
180
160
140
120
100
80
60
40
20
0
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Source: Bloomberg

.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated

additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Least Performing Reference Stock?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the Least Performing of the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-12
Auto Callable Contingent Interest Notes Linked to the Least Performing of the Common Stock of QUALCOMM Incorporated, the Common Stock of Broadcom Inc. and the Common Stock of Texas Instruments Incorporated